EXHIBIT 10(v)

Summary of Compensation Arrangements for

Named Executive Officers and Directors

Compensation Arrangements for Named Executive Officers

Following is a description of the compensation arrangements that were approved on January 17, 2012 by the Board of Directors of Johnson & Johnson for the Company’s Chief Executive Officer, and by the Compensation & Benefits Committee of the Board of Directors (the “Compensation Committee”) for the Company’s Chief Financial Officer and the other three most highly compensated executive officers in 2011 (together with the Chief Executive Officer, the “Named Executive Officers”).

Annual Base Salary:

The Compensation Committee has approved the following base salaries for 2012 for the Named Executive Officers:

William C. Weldon Chairman/CEO	$1,973,300
Dominic J. Caruso Vice President, Finance; CFO	$800,000
Russell C. Deyo* Former Vice President, General Counsel	—
Alex Gorsky** Vice Chairman, Executive Committee	$880,600
Sherilyn S. McCoy Vice Chairman, Executive Committee	$932,400

*	Will retire in March 2012.
**	Effective April 26, 2012, upon assuming the role of Chief Executive Officer, Mr. Gorsky’s annual base salary will be $1,200,000.

Annual Performance Bonus:

The Compensation Committee has approved the following annual performance bonus payments under the Company’s Executive Incentive Plan for performance in 2011 (paid in the form of 85% cash and 15% Company Common Stock as determined by the Compensation Committee):

Mr. Weldon	$3,065,280
Mr. Caruso	$970,625
Mr. Deyo	$1,100,000
Mr. Gorsky	$1,275,000
Ms. McCoy	$1,275,000

Stock Option, Restricted Share Unit and Performance Share Unit Grants:

The Compensation Committee has approved the following grants of stock options, restricted share units (“RSUs”) and performance share units (“PSUs”) under the Company’s 2005 Long-Term Incentive Plan (the “LTI Plan”). The stock options were granted at an exercise price of $65.37, at the “fair market value” (calculated as the average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange) on January 17, 2012. The options will become exercisable on January 18, 2015 and expire on January 17, 2022. The RSUs will vest on January 17, 2015, upon which the holder, if still employed by the Company on such date, will receive one share of the Company’s Common Stock for each RSU. The PSUs will vest after the end of the three-year performance cycle based on the achievement of certain performance metrics, provided the holder is still employed by the Company on such date. Due to his intention to retire, Mr. Deyo did not receive stock options, RSUs or PSUs in 2012.

Mr. Weldon	628,911 stock options	45,673 RSUs	114,182 PSUs
Mr. Caruso	173,702 stock options	12,615 RSUs	31,537 PSUs
Mr. Gorsky	231,951 stock options	16,845 RSUs	42,112 PSUs
Ms. McCoy	231,951 stock options	16,845 RSUs	42,112 PSUs

Equity Compensation for Non-Employee Directors

On February 13, 2012, each Non-Employee Director received a grant of 1,543 shares under the LTI Plan having a fair market value of $100,000 on the grant date. In addition, on February 13, 2012, each Non-Employee Director received a grant of 694 deferred share units under the Amended and Restated Deferred Fee Plan having a fair market value of $45,000 on the grant date. The restricted shares will become freely transferable on February 13, 2015. The deferred share units are tracked against the value of the Company’s Common Stock, receive dividend equivalents, and are settled in cash upon termination of directorship.